EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Yield, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-206061 on Form S-8, No. 333-190071 on Form S-8, No. 333-212096 on Form S-3, No. 333-205140 on Form S-3 and No. 333-204589 on Form S-3 of NRG Yield, Inc. of our reports dated February 28, 2017, with respect to the consolidated balance sheets of NRG Yield, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive (loss) income for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of NRG Yield, Inc.

(signed) KPMG LLP
Philadelphia, Pennsylvania
February 28, 2017